Exhibit 99.1

Contacts:	For media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124
PPL Corporation Two North Ninth St. Allentown, PA 18101 Fax 610-774-5281

PPL Reports Increase in Third-Quarter Earnings;
Tightens 2003 Forecast Range; Announces 2004 Forecast

             ALLENTOWN, Pa. (Oct. 23, 2003) - PPL Corporation (NYSE: PPL) today announced an increase in reported earnings and income from core operations for the third quarter and for the first nine months of 2003 compared to a year ago. The company also tightened the range for its 2003 earnings forecast and announced its earnings forecast for 2004.
             The company reported net income, or earnings, of $171 million, or $0.97 per share, for the third quarter of 2003 compared to $122 million, or $0.80 per share, in the third quarter of 2002. Excluding non-core items, PPL's income was $176 million, or $1.00 per share, in the third quarter of 2003. By comparison, income from core operations was $145 million, or $0.95 per share, in the third quarter of 2002. Third-quarter income from core operations increased by $31 million, or 21 percent from last year.
             The only non-core item in the third quarter of 2003 was a charge of $0.03 per share for workforce reductions that are a completion of the workforce reduction program that commenced in 2002. In last year's third quarter, there was also one non-core item, a non-cash charge of $0.15 per share related to operating losses at PPL's Brazilian affiliate.
              "Our performance to date demonstrates that PPL's balanced corporate strategy is providing growth in both cash flow and earnings for our shareowners," said William F. Hecht, PPL's chairman, president and chief executive officer.
             During the first nine months of 2003, PPL reported earnings of $526 million, or $3.06 per share, compared to $92 million, or $0.62 per share, for the same period a year ago. Income from core operations for the first nine months of 2003 was $468 million, or $2.73 per share, compared to $407 million, or $2.72 per share, a year ago. Income from core operations for the first nine months of 2003 increased by $61 million, or 15 percent from last year.
             Non-core items recorded during the first nine months of 2003 were a credit of $0.36 per share from the adoption, in the first quarter, of a new accounting rule addressing asset retirement obligations and the third-quarter workforce reduction charge of $0.03 per share. Non-core charges recorded for the first nine months of 2002 totaled $2.10 per share (see table entitled "Reconcilation of Income from Core Operations and Reported Earnings per Share (Diluted)").
             Earnings for both the three- and nine-month periods were driven by the benefit of full ownership of PPL's electricity delivery business in the United Kingdom, reduced interest expense and the benefit of the workforce reduction program. Earnings per share for both periods increased despite the dilutive effects of additional shares of common stock outstanding, as well as the impact on operating and maintenance expenses from storm damage associated with Hurricane Isabel in September and a series of strong thunderstorms in July.
              "Our diversified and low-cost generation portfolio supports our asset-backed marketing and hedging strategy," said Hecht. "Matching generation with customer load under long-term contracts has allowed us to provide value for shareowners. Coupled with our comprehensive risk management program and our low-cost, award-winning energy delivery businesses, PPL's balanced strategy has resulted in a strong and stable financial position."

2003 Earnings Forecast

             PPL has tightened the range of its 2003 forecast of income from core operations. The new range is $3.50 to $3.70 per share, replacing the previous forecast of $3.45 to $3.75 per share. The midpoint remains $3.60 per share. Additionally, the company expects its reported earnings per share for 2003 to range between $4.17 and $4.52, a revision from the previous forecast of $3.70 to $4.00 per share.
             The revised forecast of reported earnings per share reflects the positive impact associated with the tax loss related to PPL's Brazilian investment, CEMAR, which is expected to be between $0.50 and $0.65 per share and will be recorded in the fourth quarter of 2003. This forecast also reflects the net benefit of $0.20 per share from two non-core items resulting from changes in accounting rules and the $0.03 per share charge for the workforce reduction in the third quarter. The accounting changes are the adoption, in the first quarter, of a new accounting rule addressing asset retirement obligations (a credit to earnings of $0.36 per share) and the addition to the company's balance sheet in the fourth quarter of certain power plant financing arrangements that were reflected as operating leases in prior years (a charge to earnings of about $0.16 per share).
             PPL's solid operating performance in 2003, combined with its successful financing program, including the issuance of about $1 billion of common stock since the beginning of Sept. 2002, has substantially improved the company's liquidity position and strengthened its balance sheet. At Sept. 30, 2003, the company had no commercial paper outstanding, $587 million of cash on hand and $1.8 billion of available credit facilities.
             PPL expects about $1.3 billion in cash flow from operations in 2003 that is available to help fund projected capital expenditures of $800 million, common and preferred stock dividends of $300 million and the repayment of $250 million of transition bonds. This cash flow forecast represents a $100 million improvement from the company's previously expected cash flow projections, and the company currently expects to have $500 million of cash on hand at the end of 2003, net of short-term debt.
             PPL's equity to total capitalization ratio, using debt and equity as presented on PPL's balance sheet as of Sept. 30, 2003, is 29 percent. PPL's equity to total capitalization ratio for the same period, as adjusted, is about 45 percent. This adjusted ratio includes as debt $1.0 billion of certain power plant lease obligations and excludes $1.5 billion of transition bonds and $2.1 billion of debt of international affiliates that is non-recourse to PPL. For this calculation, the company treats $575 million of Premium Equity Participating Security (PEPSSM) units as equity since those securities convert to common stock in May of 2004.

PPL Establishes 2004 Forecast

             PPL also has announced its preliminary earnings forecast for 2004 of $3.45 to $3.75 per share. This forecast includes the following key assumptions:
  A 45-megawatt increase in capacity from turbine replacements at its Susquehanna nuclear power plant.
  A higher price for generation supply sold by PPL EnergyPlus to PPL Electric Utilities for customers who choose not to shop in Pennsylvania's competitive environment.
  Load growth of 2 percent at PPL Electric Utilities.
  Lower financing costs.
  The benefit of previously announced wholesale energy contracts.
  The continuation of current wholesale electricity price levels.
  The dilutive effect of the conversion of PEPS units into common stock.
  Lower pension income.
  Higher operating expenses for PPL Electric Utilities.

              "Although the 2004 earnings per share forecast is the same as our previous forecast of 2003 core earnings," Hecht said, "the 2004 forecast projects increases in net income and free cash flow, a strengthened balance sheet and an improved credit profile."
              PPL's forecast for 2004 projects approximately $1.25 billion in cash flow from operations. Net of capital expenditures of $650 million, common and preferred dividends of $300 million and repayment $250 million of transition bonds, the company expects to have positive free cash flow of $50 million in 2004. PPL expects cash on hand at the end of 2004 to be approximately $500 million, net of short-term debt.
             PPL's equity to total capitalization ratio as of Dec. 31, 2004, is forecast to be 35 percent, compared to 29 percent at Sept. 30, 2003. PPL's equity to total capitalization ratio for the same period, as adjusted, is forecast to be about 48 percent, compared to about 45 percent at Sept. 30, 2003. This adjusted ratio includes as debt $700 million of certain power plant lease obligations and excludes $1.2 billion of transition bonds and $1.9 billion of debt of international affiliates that is non-recourse to PPL.
             The company is in the process of updating its long-term business plan, which will include higher prices for generation supply sold by PPL EnergyPlus to PPL Electric Utilities for customers who choose not to shop in Pennsylvania's competitive environment, as follows: a 1.8 percent increase in 2005, an 8.4 percent increase in 2006 and a 1.3 percent increase in 2007.
             In addition to the ongoing evaluation of future business opportunities, the company's long-term business plan also will include the following key elements:

  The outcome of the planned 2004 Pennsylvania rate increase request for delivery customers of PPL Electric Utilities, with the new rates to become effective Jan. 1, 2005, and recovery from those customers of the cost of transmission-related services regulated by the Federal Energy Regulatory Commission.
  Load growth at PPL Electric Utilities.
  The future level of wholesale energy prices.
  The impact of the upcoming rate review for Western Power Distribution, PPL's electric delivery business in the United Kingdom.

Third-quarter 2003 Core Earnings Factors

             Key earnings drivers for PPL in the third quarter of 2003 included: the benefit of full ownership of PPL's electricity delivery business in the United Kingdom; reduced interest expense; higher energy margins in the eastern and western United States; property damage recoveries; and the benefit of the workforce reduction program and other cost-reduction efforts.
             Earnings from core operations for the third quarter of 2003 improved despite the dilutive effect of additional shares of common stock outstanding, which was approximately 14 cents per share. Also offsetting the earnings benefits for the third quarter of 2003 were: the incremental impact on operating and maintenance expenses of storm damage associated with Hurricane Isabel, which was about $0.05 per share, and lower pension income.

Nine-month 2003 Core Earnings Factors

             Key drivers for PPL in the first nine months of 2003 were the benefit of full ownership of PPL's electricity delivery business in the United Kingdom, higher electricity delivery revenues in PPL's Pennsylvania service territory, higher energy margins in the western United States, reduced interest expense, and the benefit of the workforce reduction program and other cost-reduction efforts.
             Offsetting the earnings benefits during the first nine months of 2003 were the dilutive effect of additional shares of common stock outstanding, which was approximately $0.38 per share; the incremental impact on operating and maintenance expenses from storm damage associated with Hurricane Isabel; higher operating and maintenance expenses associated with new generating facilities; lower energy margins in the eastern United States; and lower pension income.

Core Earnings by Business Segment

             The following chart shows core earnings contributions per share from PPL's business segments for the third quarter and the first nine months of 2003 compared to the same periods of 2002.

Comparison in Core Earnings by Business Segment

	3rd Quarter		YTD

	2003	2002	2003	2002

Supply	$0.91	$0.74	$1.97	$2.07
Pennsylvania Delivery	(0.02)	0.15	0.20	0.41
International	0.11	0.06	0.56	0.24
	$1.00	$0.95	$2.73	$2.72

(See table entitled "Reconciliation of Business Segment Core and Reported Earnings.")

12-month Earnings Results

             PPL's reported earnings for the 12 months ended Sept. 30, 2003, were $642 million, or $3.77 per share, compared to a loss of $220 million, or $1.48 per share, for the same period of 2002. The company recorded a variety of charges and credits due to non-core items occurring during these periods (see the reconciliation tables).
             Income from core operations for the 12 months ended Sept. 30, 2003 was $602 million, or $3.54 per share, compared to $536 million, or $3.61 per share, for the same period of 2002. Income from core operations increased by $66 million, or 12 percent, over last year. Earnings drivers for the period included the benefit of full ownership of PPL's electricity delivery business in the United Kingdom, the higher electricity delivery revenues in PPL's Pennsylvania service territory, improved energy margins in the western United States, and lower interest expense.
             These earnings improvements were offset by decreased energy margins in the eastern U.S., the dilutive effect of additional shares of PPL common stock outstanding, higher operating and maintenance costs associated with new generation facilities, lower pension income, and the incremental impact on operating and maintenance expenses from storm damage associated with Hurricane Isabel.

Reconciliation of Income from Core Operations and Reported Earnings
	Current Year - 2003			Last Year - 2002
(Millions of dollars)	3rd Qtr	Sept. YTD	12 Mos. Sept.	3rd Qtr	Sept. YTD	12 Mos. Sept.

Income from Core Operations	$176	$468	$602	$145	$407	$536
Non-core items (net of tax):
Accounting changes:
Asset retirement obligations		63	63
Goodwill impairment					(150)	(150)
Pensions						10
Unusual items:
Impact of Enron bankruptcy						(29)
Cancellation of generation projects						(88)
CEMAR operating losses				(23)	(23)	(23)
WPD impairment						(117)
CEMAR impairment					(98)	(315)
Tax benefit - Teesside			8
Writedown of generation equipment			(26)
Workforce reduction	(5)	(5)	(5)		(44)	(44)

Total Non-core Items	(5)	58	40	(23)	(315)	(756)

Earnings - Reported	$171	$526	$642	$122	$92	($220)

Reconciliation of Income from Core Operations and Reported Earnings per Share (Diluted)
	Current Year - 2003			Last Year - 2002
(Millions of dollars)	3rd Qtr	Sept. YTD	12 Mos. Sept.	3rd Qtr	Sept. YTD	12 Mos. Sept.

Income from Core Operations - per share	$1.00	$2.73	$3.54	$0.95	$2.72	$3.61
Non-core items (net of tax):
Accounting changes:
Asset retirement obligations		0.36	0.37
Goodwill impairment					(1.01)	(1.02)
Pensions						0.07
Unusual items:
Impact of Enron bankruptcy						(0.19)
Cancellation of generation projects						(0.59)
CEMAR operating losses				(0.15)	(0.15)	(0.15)
WPD impairment						(0.79)
CEMAR impairment					(0.65)	(2.12)
Tax benefit - Teesside			0.05
Writedown of generation equipment			(0.16)
Workforce reduction	(0.03)	(0.03)	(0.03)		(0.29)	(0.30)

Total Non-core Items	(0.03)	0.33	0.23	(0.15)	(2.10)	(5.09)

Earnings per Share - Reported	$0.97	$3.06	$3.77	$0.80	$0.62	$(1.48)

             PPL Corporation, headquartered in Allentown, Pa., controls about 11,500 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to customers in Pennsylvania, the United Kingdom and Latin America.

              (Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

             PPL invites interested parties to listen to the live Internet Webcast of management's teleconference with financial analysts about third-quarter financial results at 9 a.m. (EDT) on Thursday, Oct. 23. The teleconference is available online live, in audio format, on PPL's Internet Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at (719) 867-0640.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Sept. 30, 2003	Dec. 31, 2002 (a)
Assets
Cash	$587	$245
Other current assets	1,482	1,592
Investments	688	656
Property, plant and equipment -- net
Electric plant	9,390	9,113
Gas and oil plant	204	201
Other property	261	252

	9,855	9,566
Recoverable transition costs	1,754	1,946
Regulatory and other assets	1,560	1,542

Total assets	$15,926	$15,547

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$412	$1,309
Other current liabilities	1,360	1,304
Long-term debt (less current portion) (b)	7,130	5,901
Deferred income taxes and investment tax credits	2,400	2,371
Other noncurrent liabilities	1,574	1,659
Minority interest	35	36
Company-obligated mandatorily redeemable securities (b)	0	661
Preferred stock	51	82
Earnings reinvested	1,339	1,013
Other common equity	2,908	2,493
Accumulated other comprehensive loss	(446)	(446)
Treasury stock	(837)	(836)

Total liabilities and equity	$15,926	$15,547

(a)	Certain amounts have been reclassified to conform to the current year presentation.
(b)	PPL adopted Statement of Financial Accounting Standards 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," effective July 1, 2003. This required the reclassification of Company-obligated mandatorily redeemable preferred securities to Long-term debt on a prospective basis.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Sept. 30,		9 Months Ended Sept. 30,		12 Months Ended Sept. 30,
	2003	2002(a)	2003	2002(a)	2003	2002(a)

Operating Revenues
Utility	$897	$935	$2,778	$2,774	$3,680	$3,520
Unregulated retail electric and gas	32	45	117	136	163	190
Wholesale energy marketing	406	378	1,007	792	1,251	1,019
Net energy trading margins	2	(3)	9	13	15	14
Energy-related businesses	119	137	370	430	499	600

	1,456	1,492	4,281	4,145	5,608	5,343

Operating Expenses
Fuel and purchased power	450	459	1,337	1,145	1,692	1,491
Other operation and maintenance	287	293	885	831	1,182	1,086
Amortization of recoverable transition costs	66	62	193	165	254	225
Depreciation	99	92	287	269	385	335
Energy-related businesses	119	137	375	416	502	556
Taxes, other than income	64	54	189	172	249	207
Other charges
Write-down of international energy projects	0	0	0	100	13	436
Workforce reduction	9	1	9	75	9	75
Write-down of generation assets	0	0	0	0	44	0
Cancellation of generation projects	0	0	0	0	0	150

	1,094	1,098	3,275	3,173	4,330	4,561

Operating Income	362	394	1,006	972	1,278	782
Other income - net	15	11	46	22	54	19
Interest expense	119	168	355	430	485	534

Income Before Income Taxes and
Minority Interest	258	237	697	564	847	267
Income taxes	82	79	200	194	217	208
Minority interest	3	20	5	76	7	70

Income (Loss) Before Cumulative Effect of a Change in Accounting Principles	173	138	492	294	623	(11)
Cumulative Effect of a Change in
Accounting Principle (net of tax)	0	0	63	(150)	63	(140)

Income (Loss) Before Dividends
and Distributions on Preferred Securities	173	138	555	144	686	(151)
Dividends and Distributions on
Preferred Securities	2	16	29	52	44	69

Net Income (Loss)	$171	$122	$526	$92	$642	$(220)

Earnings per share of common stock - basic
Income from core operations (b)	$1.00	$0.96	$2.74	$2.73	$3.56	$3.61
Non-core items	(0.03)	(0.15)	0.33	(2.11)	0.23	(5.09)

Net Income (loss)	$0.97	$0.81	$3.07	$0.62	$3.79	$(1.48)

Earnings per share of common stock - diluted
Income from core operations (b)	$1.00	$0.95	$2.73	$2.72	$3.54	$3.61
Non-core items	(0.03)	(0.15)	0.33	(2.10)	0.23	(5.09)

Net Income (loss)	$0.97	$0.80	$3.06	$0.62	$3.77	$(1.48)

Average shares outstanding (thousands)
Basic	176,397	151,565	171,577	148,758	169,776	148,226
Diluted	177,051	151,847	172,181	149,084	170,372	148,226

(a)	Certain amounts have been reclassified to conform to the current year presentation.
(b)

Income in the 2003 and 2002 periods was impacted by several non-core items, as described in the text and tables of this news release. Income from core operations excludes the impact of these non-core items.

Key Indicators

Financial

	12 Months Ended Sept. 30, 2003	12 Months Ended Sept. 30, 2002
Dividends declared per share	$1.515	$1.345
Book value per share (a)	$16.71	$14.83
Market price per share (a)	$40.95	$32.54
Dividend yield (a)	3.7%	4.1%
Dividend payout ratio (b)	40%	(d)
Dividend payout ratio - core operations (b)(c)	43%	37%
Price/earnings ratio (a)(b)	10.9	(d)
Price/earnings ratio - core operations (a)(b)(c)	11.6	9.0
Return on average common equity	24.76%	(10.89%)
Return on average common equity - core operations (c)	21.12%	21.49%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using income from core operations, which excludes the impact of non-core items, as described in the text and tables of this news release.
(d)	Calculation not meaningful due to net loss for the 12 months ended September 30, 2002.

Reconciliation of Business Segment Core and Reported Earnings

	Current Year - 2003				Last Year - 2002
	Supply	International	Delivery	Total	Supply	International	Delivery	Total
(millions of dollars)

Income from core operations - 3rd Qtr	$160	$19	$(3)	$176	$112	$11	$22	$145
Non-core Items:
Unusual Items			(5)	(5)		(23)		(23)

Earnings - reported 3rd Qtr	$160	$19	$(8)	$171	$112	$(12)	$22	$122

Income from core operations - YTD	$338	$96	$34	$468	$311	$37	$59	$407
Non-core Items:
Accounting Changes	63			63		(150)		(150)
Unusual Items			(5)	(5)	(25)	(121)	(19)	(165)

Earnings - reported YTD	$401	$96	$29	$526	$286	$(234)	$40	$92

(per share)

Income from core operations - 3rd Qtr	$0.91	$0.11	$(0.02)	$1.00	$0.74	$0.06	$0.15	$0.95
Non-core Items:
Unusual Items			(0.03)	(0.03)		(0.15)		(0.15)

Earnings - reported 3rd Qtr	$0.91	$0.11	$(0.05)	$0.97	$0.74	$(0.09)	$0.15	$0.80

Income from core operations - YTD	$1.97	$0.56	$0.20	$2.73	$2.07	$0.24	$0.41	$2.72
Non-core Items:
Accounting Changes	.36			.36		(1.01)		(1.01)
Unusual Items			(0.03)	(0.03)	(0.16)	(0.80)	(0.13)	(1.09)

Earnings - reported YTD	$2.33	$0.56	$0.17	$3.06	$1.91	$(1.57)	$0.28	$0.62

Operating - Domestic Electricity Sales

	3 Months Ended Sept. 30,			9 Months Ended Sept. 30,			12 Months Ended Sept. 30,
(millions of kwh)	2003	2002	Percent Change	2003	2002	Percent Change	2003	2002	Percent Change

Retail
Delivered (a)	8,921	9,108	(2.1%)	26,890	26,484	1.5%	35,514	34,429	3.2%
Supplied	9,319	9,605	(3.0%)	27,861	27,924	(0.2%)	36,759	36,464	0.8%

Wholesale
East	8,624	8,650	(0.3%)	22,878	18,557	23.3%	28,991	23,325	24.3%
West
NorthWestern Energy/
Montana Power (b)	842	846	(0.5%)	2,507	3,413	(26.5%)	3,354	4,614	(27.3%)
Other	2,306	2,240	3.0%	6,580	5,715	15.1%	8,760	6,827	28.3%

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities' service territory.
(b)

NorthWestern Corporation purchased The Montana Power Company's electric delivery business in February 2002, including Montana Power's rights under a power supply agreement with PPL Montana that expired on June 30, 2002. In July 2002, PPL EnergyPlus, on behalf of PPL Montana, began selling energy to NorthWestern Corporation under a new five-year agreement.

"Income from core operations" excludes the impact of non-core items. Income from core operations should not be considered as an alternative to net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that income from core operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL's underlying earnings performance as another criterion in making their investment decisions. PPL's management also uses income from core operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

"Free cash flow" is derived by deducting the following from cash flow from operations: capital expenditures (net of disposals, but adjusted to include lease financing), dividend payments and repayment of transition bonds. Free cash flow should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes free cash flow is an important measure to both management and investors since it is an indicator of the company's ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow in a different manner.

"Equity to total capitalization ratio" includes as equity minority interest and preferred stock as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

"Adjusted equity to total capitalization ratio" includes as debt certain power plant lease obligations, excludes transition bonds issued by PPL Transition Bond Company, LLC under the Pennsylvania Electricity Generation Customer Choice and Competition Act, excludes debt of international affiliates which is non-recourse to PPL, and treats Premium Equity Participating Security (PEPS) units as equity (since those securities convert to common stock in May of 2004). The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. It also treats the PEPS securities in a manner consistent with how PPL believes the rating agencies view them. Other companies may present adjusted equity ratios in a different manner.

Certain statements contained in this news release, including statements with respect to future earnings, net income, energy price and sales, load growth, cash flows, equity ratios, financing costs, accounting treatment, corporate strategy and generating capacity, are "forward-looking statements" within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; weather variations affecting customer energy usage; competition in retail and wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; political, regulatory or economic conditions in states, regions and countries where PPL Corporation or its subsidiaries conduct business; receipt of necessary governmental permits, approvals and rate relief; capital market conditions; stock price performance; foreign exchange rates; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such factors and in conjunction with PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL's media Web site at www.pplweb.com for additional news and background about the corporation and its subsidiaries.